September 13, 2011

Jim Judson

Dear Jim:
We are pleased to continue your position with Extreme Networks (the “Company”) as Interim Vice President, Chief Financial Officer (“Interim CFO”), for an additional maximum of 6 months, ending on March 14, 2012.

The terms of your original offer letter remain unchanged, except as modified below.

Subject to the approval of the Board or the Compensation Committee, (i) you will be granted 50,000 restricted stock units which will vest on March 14, 2012, unless you resign from the Company or are terminated by the Company for cause.; and (ii) the vesting condition on the remaining 50,000 option shares granted as part of the initial hire grant shall be changed from vesting upon you being hired as the permanent CFO to vesting one year after your date of hire. Generally, grants are reviewed for approval once a quarter, on the second business day after we publicly announce our financial results for the quarter.

Your restricted stock grant is further conditioned on your execution of the Company's standard form of employee restricted stock agreement, and will be governed by and subject to the terms of such agreement.
Sincerely,

EXTREME NETWORKS INC.
/s/ Mimi Gigoux
Mimi Gigoux Senior Vice President Human Resources

I agree to extend employment with Extreme Networks, Inc. on the terms set forth in above.

/s/ Jim Judson	September 13, 2011
Jim Judson	Date